SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2006

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On April 20, 2006, LCNB Corp. issued an earnings release announcing its financial results for the first quarter ended March 31, 2006.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On April 20, 2006, LCNB Corp. issued an earnings release announcing its financial results for the third quarter ended March 31, 2006.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated April 20, 2006

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: April 20, 2006	By:______________________________
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

April 20, 2006

LCNB CORP. REPORTS EARNINGS FOR

THE THREE MONTHS ENDED MARCH 31, 2006

LCNB Corp. today announced earnings of $1,609,000 or $0.49 basic earnings per share for the quarter ended March 31, 2006, compared to $1,406,000 or $0.42 basic earnings per share for the first quarter of 2005.  Return on average assets for the quarters ended March 31, 2006 and 2005 were 1.21% and 1.09%, respectively.  Return on average equity for the first quarter, 2006 was 12.46%, compared to 10.83% for the first quarter, 2005.

The increase in net income during the first quarter, 2006 was significantly influenced by:

•

a $210,000 decrease in the provision for loan losses;

•

a $169,000 increase in trust and brokerage income, partly from new business and partly from fee modifications; and

•

a $69,000 increase in contingency commissions recognized by Dakin Insurance Agency.

Net interest income for the first quarter, 2006 increased $22,000 or 0.5% as compared to the first quarter, 2005.  The increase was primarily due to growth in LCNB’s total loan portfolio, from $340.6 million at March 31, 2005 to $367.6 million at March 31, 2006, and to a 30 basis point (a basis point equals 0.01%) increase in the average rate earned by the loan portfolio.  These positive factors were partially offset by a 67 basis point increase in the average rate paid for deposit accounts.

The allowance for loan losses decreased $100,000 from March 31, 2005 due to improvements in the credit quality of certain loans during the quarter.  This reduction and net recoveries during the 2006 period totaling $12,000 increased earnings by $112,000 during the 2006 period, compared to a $98,000 provision expense during the first quarter, 2005.

Non-interest income for 2006 was $236,000 or 13.7% greater than for the same period in 2005 primarily due to the increases in trust, brokerage, and contingency income previously mentioned.

Non-interest expenses for the first quarter, 2006 was $197,000 or 4.5% greater than for the first quarter, 2005, primarily due to increases in salaries and wages, employee benefits, and ATM expenses.

Total assets increased $16.9 million or 3.2%, from $523.5 million at March 31, 2005 to $540.4 million at March 31, 2006.  Total loans increased $27.0 million, partially offset by a $7.2 million decrease in investment securities.  The loan growth was primarily due to growth in the commercial real estate loan portfolio.  Funding the asset growth was a $19.3 million increase in total deposits.  The deposit growth was primarily in NOW accounts and certificate of deposit accounts, partially offset by decreases in regular savings and money fund deposit accounts.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with twenty offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

For the Three Months Ended March 31,

(Dollars in thousands, except per share amounts)

                                                                   %

                                           2006        2005      Change

Condensed Income Statement

Interest income                         $  7,324       6,548     11.85%

Interest expense                           2,729       1,975     38.18%

  Net interest income                      4,595       4,573      0.48%

Provision (reduction in allowance)

 for loan losses                            (112)         98   -214.29%

  Net interest income after provision      4,707       4,475      5.18%

Non-interest income                        1,961       1,725     13.68%

Non-interest expense                       4,532       4,335      4.54%

  Income before income taxes               2,136       1,865     14.53%

Provision for income taxes                   527         459     14.81%

  Net income                            $  1,609       1,406     14.44%

                                        ========     =======

Basic earnings per common share         $   0.49        0.42     16.67%

                                        ========     =======

Dividends per common share              $   0.30        0.29      3.45%

                                        ========     =======

Average shares outstanding             3,267,789   3,326,606

                                       =========   =========

Selected Balance Sheet Items

Investment securities                   $123,260     130,502     -5.55%

Loans                                    367,551     340,551      7.93%

  Less allowance for loan losses           2,050       2,150     -4.65%

  Net loans                              365,501     338,401      8.01%

Total assets                             540,358     523,476      3.22%

Total deposits                           485,077     465,761      4.15%

Long-term debt                                57       2,121    -97.31%

Total shareholders’ equity                51,796      51,843     -0.09%

Book value per share                      $15.89      $15.59      1.92%

Shares outstanding at period end       3,259,008   3,325,249

Selected Financial Ratios

Return on average assets                    1.21%       1.09%    11.01%

Return on average equity                   12.46%      10.83%    15.05%

Equity to assets ratio                      9.59%       9.90%    -3.13%

Dividend payout ratio                      61.22%      69.05%   -11.34%

Net interest margin *                       3.97%       4.08%    -2.70%

*   tax-equivalent basis

Assets Under Management

LCNB Corp. total assets                 $540,358     523,476      3.22%

Trust and investments **                 198,514     182,710      8.65%

Mortgage loans serviced                   45,766      45,530      0.52%

Business cash management                  33,621      26,743     25.72%

Brokerage accounts **                     39,948      25,750     55.14%

Total assets managed                    $858,207     804,209      6.71%

                                        ========     =======

**  at fair market value